Exhibit 99.1

NYSE Group, Inc.

Form 10-K Filed for Fiscal Year Ended December 31, 2006

RISK FACTORS

Risks Relating to Our Business

We face numerous competitors, including both U.S.-based and non-U.S.-based competitors.

We face significant competition, and expect competition to continue to intensify for securities trading and listings. Our competitors and prospective competitors, both domestically and around the world, are numerous and include both traditional and non-traditional execution and listings venues.

We compete with U.S.-based and non-U.S.-based markets, ECNs and other alternative trading systems, market-makers and other execution venues. We also face competition from broker-dealers that internalize order flow, some of which are the NYSE’s largest customers. Internalization of order flow occurs when a broker-dealer trades against or matches its own customers’ orders, extracting liquidity from the public market and decreasing trading volume in the public domain.

We compete with other market participants in a variety of ways, including the cost, quality and speed of trade execution, the functionality, ease of use and performance of trading systems, the range of products and services offered to trading participants and listed companies, technological innovation and reputation. Our competitors may:

•	respond more quickly to competitive pressures because they are not subject to the same degree of regulatory oversight as we are;

•	develop products that are preferred by our customers;

•	price their products and services more competitively;

•	develop and expand their network infrastructure and service offerings more efficiently;

•	utilize faster, more user-friendly technology;

•	consolidate and form alliances, which may create greater liquidity, lower costs and better pricing than we are able to offer;

•	market, promote and sell their products and services more effectively; and

•	better leverage existing relationships with customers and alliance partners or better exploit brand names to market and sell their services.

We may also face competition from new entrants into the markets in which we compete. The emergence of new competitors may increase price competition and reduce margins for all existing securities markets, including ours. New entrants may include new alternative trading systems and new initiatives by existing market participants, including established securities markets or exchanges, and current customers of the NYSE and NYSE Arca that may internalize some of their order flow in the future.

As a result of this competition, the NYSE’s share of trading in NYSE-listed securities has recently declined, although the NYSE’s overall trading volume in these securities has increased during this time period. If the growth in the NYSE’s overall trading volume does not adequately offset any decline in the NYSE’s share of trading, or if the decline in the NYSE’s share of trading makes the NYSE’s market appear to be less liquid, then our financial condition and operating results will be adversely affected. For a discussion of the competitive environment in which we operate, see “Item 1. Business—Competition.”

Globalization, growth, consolidations and other strategic arrangements may impair our competitive position.

The liberalization and globalization of world markets have resulted in greater mobility of capital, greater international participation in local markets and more competition among markets in different geographical areas. As a result, the competition among trading markets and other execution venues has become more intense.

In addition, in the last several years, the structure of the exchange sector has changed significantly through demutualizations and consolidations. In response to increasing competition, many marketplaces in both Europe and the United States have demutualized to provide greater flexibility for future growth. The exchange sector is also experiencing consolidation, creating a more intense competitive environment. For example, in the United States, the Chicago Board of Trade and the Chicago Mercantile Exchange recently announced their intent to merge, and The Nasdaq Stock Market, Inc. (“Nasdaq”) completed its acquisition of INET ECN (“INET”). Each of the Chicago Stock Exchange, Inc., Philadelphia Stock Exchange, Inc., Boston Stock Exchange, Inc., International Securities Exchange and Chicago Board Options Exchange, Inc. have also entered into investment agreements with other participants in the exchange sector, with the objective of enabling them to better compete with other exchanges. In Europe, the consolidation of OMX Group, created by the merger of OM Gruppen and HEX, with the Copenhagen Stock Exchange was completed early in 2005. In 2006, Nasdaq acquired a 28.8% stake in the London Stock Exchange and launched an offer to acquire the remaining interest. On February 10, 2007, Nasdaq’s offer lapsed without obtaining the minimum tender threshold. It is anticipated that the process of consolidation in the European exchange sector will continue.

Because of these market trends, we face intense competition. If we are unable to compete successfully in this environment, our business, financial condition and operating results will be adversely affected.

Future business combinations, acquisitions, partnerships and joint ventures may require significant resources and/or result in significant unanticipated costs or liabilities.

We may seek to grow our company and businesses by entering into business combination transactions, making acquisitions or entering into partnerships or joint ventures, which may be material. For example, we recently agreed to acquire a 5% interest in the National Stock Exchange of India, subject to obtaining regulatory approvals, and also entered into a strategic alliance with the Tokyo Stock Exchange. The market for acquisition targets and strategic alliances is highly competitive, particularly in light of increasing consolidation in the exchange sector, which may adversely affect our ability to find acquisition targets or strategic partners consistent with our objectives. Even if we do succeed in making acquisitions or entering into strategic alliances, the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. If we make future acquisitions, we may issue shares of our stock that dilute stockholders, expend cash, incur debt, assume contingent liabilities or create other additional expenses, any of which could harm our business, financial condition or results of operations.

The legal and regulatory environment in the United States may make it difficult for us to compete with non-U.S. securities exchanges for the secondary listings of non-U.S. companies.

Our exchanges, the NYSE and NYSE Arca, Inc., compete to obtain the listing of non-U.S. issuer securities (in addition to the listing of U.S. issuer securities). However, the legal and regulatory environment in the United States, as well as the perception of this environment, has made and may continue to make it more difficult for the NYSE and NYSE Arca, Inc., to compete with non-U.S. securities exchanges for these listings and adversely affect our competitive position. For example, the Sarbanes-Oxley Act of 2002 imposes a stringent set of corporate governance, reporting and other requirements on both U.S. and non-U.S. publicly listed companies. Significant resources are necessary for issuers to come into and remain in compliance with the requirements of the Sarbanes-Oxley Act, which has had, and may continue to have, an impact on the ability of the NYSE and NYSE Arca, Inc. to attract and retain listings. International companies also cite the need for financial statement reconciliations to U.S. generally accepted accounting principles, and concern of greater exposure to U.S. class action litigation, as additional factors weighing against listing in the United States.

At the same time, international companies are increasingly seeking access to the U.S. markets through private transactions that do not require listing or trading in the U.S. public markets, such as through Rule 144A transactions. In 2000, approximately 51% of the proceeds raised by international companies in the U.S. markets was raised privately, and, from 1996 to 1999, the NYSE listed an average of approximately 48 international companies per year. In comparison, in 2006, approximately 92.4% of the proceeds raised by international companies in the U.S. markets were raised privately, and from 2000 to 2006, the NYSE averaged approximately 32 new listings for international companies per year.

Non-U.S. issuers may more frequently choose to list with non-U.S. securities exchanges exclusively without a secondary listing in the United States because they perceive the U.S. regulatory requirements and the U.S. litigation environment as too cumbersome and costly. If the NYSE and NYSE Arca, Inc. are unable to successfully attract the listings of non-U.S. issuers, the perception of the NYSE and NYSE Arca, Inc. as premier listing venues may be diminished, and our competitive position may be adversely affected or our operating results could suffer.

Our business may be adversely affected by price competition.

The securities industry is characterized by intense price competition. The pricing model for trade execution for equity securities has changed in response to competitive market conditions. Some of our competitors have recently lowered their transaction costs and accordingly reduced the fees that they charge. In addition, we may face price competition in the fees that we charge to our customers to list securities on our securities exchanges. It is likely that we will continue to experience significant pricing pressures and that some of our competitors will seek to increase their share of trading or listings by further reducing their transaction fees or listing fees, by offering larger liquidity payments or by offering other forms of financial or other incentives. Our operating results and future profitability could be adversely affected as a result of these activities. For example, we could lose a substantial percentage of our share of trading or listings if we are unable to price our transactions in a competitive manner, or our profit margins could decline if we reduce our pricing in response. In addition, one or more competitors may engage in aggressive pricing strategies and significantly decrease or completely eliminate their profit margin for a period of time in order to capture a greater share of trading or listings. Some competitors, especially those outside of the United States, have high profit margins in business areas in which we do not engage, which may assist them in executing these strategies. This environment could lead to loss of order flow and decreased revenues, and consequently could adversely affect our operating results.

In addition, we are currently undertaking a fundamental review of our pricing structures for trading fees. There is risk inherent in the introduction of new pricing structures, and the implementation of a new price structure may have material adverse effects on our business, financial condition and operating results.

Our share of trading in NYSE-listed securities has declined.

As a result of increasing competition, our share of trading on a matched basis in NYSE-listed securities has declined from approximately 77.5% for the three months ended December 31, 2005, to 68.3% for the three months ended December 31, 2006. If growth in our overall trading volume of NYSE-listed securities does not offset any significant decline in our share of NYSE-listed trading, or if a decline in our share of trading in NYSE-listed securities makes the NYSE’s market appear less liquid, then our financial condition and operating results could be adversely affected.

We may fail to realize the anticipated cost savings, growth opportunities and synergies and other benefits anticipated from the combination of the NYSE and Archipelago.

We are a holding company that was formed for the purpose of effecting the merger of the NYSE and Archipelago, which occurred on March 7, 2006. Prior to the merger, the NYSE and Archipelago operated as separate, independent companies. The success of the merger (and, in turn, our results of operations) will depend, in part, on our ability to realize the anticipated synergies and growth opportunities from combining these businesses, as well as on achieving the cost savings and revenue growth trends that the NYSE and Archipelago had identified that they expected to achieve prior to the merger. We expect that the merger will enable us to benefit from operational synergies resulting from combining the two companies’ capabilities and eliminating redundancies, as well as from greater efficiencies from increased scale, market integration and automation. We also intend to focus on revenue synergies that can be achieved by the combined entity. It is possible, however, that we may not be able to successfully integrate the businesses in a manner that achieves these cost savings and synergies. In addition, it is possible that the measures we take to achieve these costs savings and synergies could adversely affect current revenues and our investments in future growth.

We must keep up with emerging technological changes in order to compete effectively in a rapidly evolving and highly competitive industry.

We operate in a business environment that has undergone, and continues to experience, significant and rapid technological change. In recent years, electronic trading has grown significantly, and customer demand for increased choice of execution methods has increased. To remain competitive, we must continue to enhance and improve the responsiveness, functionality, capacity, accessibility and features of our trading platforms, software, systems and technologies. Our success will depend, in part, on our ability to:

•	develop and license leading technologies useful in our businesses;

•	enhance our existing trading platforms and services;

•	respond to customer demands, technological advances and emerging industry standards and practices on a cost-effective and timely basis; and

•	continue to attract and retain highly skilled technology staff to maintain and develop our existing technology and to adapt to and manage emerging technologies.

The development and expansion of electronic trading technology entails significant technological, financial and business risks. Any failure or delay in exploiting technology, or failure to exploit technology as effectively as our competitors, could have a material adverse effect on our business, financial condition and operating results. In addition, the increased use of electronic trading on the NYSE may make it more difficult for us to differentiate our products from those of our competitors, possibly reducing one of the competitive strengths of the NYSE. This may have an adverse impact on our business and, in particular, may reduce the incentive for companies to list on the NYSE. In addition, the commoditization of trade execution may result in a reduction in the number of people using the NYSE’s trading floor. This may result in a decrease in the revenues raised through the use of our trading floor.

We use leading technologies and currently devote substantial resources to our services. The adoption of new technologies or market practices may require us to devote additional resources to modify and adapt our services. In such cases, we cannot assure you that we will succeed in making these improvements to our technology infrastructure in a timely manner or at all. If we are unable to anticipate and respond to the demand for new services, products and technologies on a timely and cost-effective basis and to adapt to technological advancements and changing standards, we may be unable to compete effectively, which would have a material adverse effect on our business, financial condition and results of operations. Moreover, we may incur substantial development, sales and marketing expenses and expend significant management effort to add new products or services to our trading platforms. Even after incurring these costs, we ultimately may not realize any, or may realize only small amounts of, revenues for these new products or services. Consequently, if revenue does not increase in a timely fashion as a result of these expansion initiatives, the up-front costs associated with expansion may exceed revenue and reduce our working capital and income.

Regulatory changes or future court rulings may have an adverse impact on our market data fees.

Market data fees are one of our significant sources of revenues. Regulatory developments, however, could reduce the amount of revenue that we can obtain from this source. Regulation NMS will impose significant changes on the formula used to calculate each market center’s share of market data revenue. These new rules could alter behavior by market participants and reduce the share of revenue obtained by our exchanges. The formula that will be used to determine the allocation of market information revenue under Regulation NMS is highly complex, and we are as yet unable to forecast how the market will react to the new rules and the impact, if any, that this new allocation formula will have on our market information revenues or expenses longer term. In addition, in November 2004, the SEC proposed corporate governance, transparency, oversight and ownership rules for registered national securities exchanges and other self-regulatory organizations (“SROs”) and issued a concept release examining the efficacy of self-regulation. The concept release also solicited public comment concerning the level of market data fees, following several years of claims from some competitors and data intermediaries that market data fees and revenues are excessive. We cannot predict whether, or in what form, any regulatory changes will take place, or their impact on our business. A determination by the SEC, for example, to link market data fees to marginal costs, to become even more involved in the market data rate-setting process, or to reduce the current levels of market data fees could have a material adverse effect on our market data revenues.

The ability to assess fees for market data products is contingent upon receiving approval from the SEC. There continues to be opposing industry viewpoints as to the extent that NYSE Group should be able to charge for market data, and it is conceivable that the SEC may broaden its examination of exchange market data fees. If such an examination is conducted, and the results are detrimental to the NYSE’s ability to charge for market data, there could be a negative impact on NYSE Group’s revenues.

The successful implementation and operation of the NYSE Hybrid MarketSM faces a number of significant challenges and depends on a number of factors that will be outside our control.

The NYSE Hybrid MarketSM integrates into one platform aspects of both the physically-convened auction market and automated electronic execution. This effort is our response to the request from both market professionals and individual investors for greater choice and flexibility in buying and selling stocks on the NYSE. The NYSE Hybrid MarketSM is also our strategy for adapting to the revised “trade-through” rule adopted by the SEC on April 6, 2005 as a part of Regulation NMS, which prohibits trading through better-priced displayed quotations that are displayed by another market and immediately accessible through automatic execution. If successfully implemented, we expect that the NYSE Hybrid MarketSM will change the way that securities are traded on the NYSE and will differentiate the NYSE from electronic trading venues.

The successful implementation of the NYSE Hybrid MarketSM faces a number of significant challenges, including the difficulties of developing and implementing novel technology and the ability and willingness of specialists to build new technology platforms. In addition, as a novel technology and method of trading, there is no assurance that the NYSE Hybrid MarketSM will function as is currently anticipated, or that customers will accept and use the services that it offers. It is also possible that full implementation of Regulation NMS may create unintended consequences for the NYSE Hybrid MarketSM. In addition, NYSE Regulation, particularly its market surveillance division, must update its electronic surveillance systems to take account of changes made to the NYSE Hybrid MarketSM trading systems to be able to effectively monitor NYSE trading activity. This requirement places an additional demand on NYSE Regulation’s market surveillance division.

Any delay or difficulties in implementing or operating the NYSE Hybrid MarketSM may have a material adverse effect on our ability to compete and our operating results. In addition, any unwillingness by its customers to accept or use the NYSE Hybrid MarketSM services may also have an adverse impact on our ability to compete and on its operating results. For a discussion of the NYSE Hybrid MarketSM, see Item 1. Business—The NYSE and NYSE Arca—Order Execution.

Regulation NMS, and changes in Regulation NMS, may adversely affect the NYSE and NYSE Arca, thereby adversely affecting our operating results.

On April 6, 2005, the SEC adopted Regulation NMS, which is a set of regulations that will govern certain aspects of trading on securities market centers. Its provisions become operative at various points throughout 2006 and 2007. One of the principal features of Regulation NMS is the modernization of the “trade-through” or “order protection” rule. Among other things, this rule requires market centers to establish and maintain procedures to prevent “trade-throughs,” which are the executions of orders at a price inferior to the best bid or offer displayed by another market center at the time of execution. This aspect of Regulation NMS will protect and apply only to quotes available for immediate execution. The “trade-through” rule implemented by Regulation NMS is expected to increase competition between markets.

We have developed a business strategy and altered our business in consideration of the rules of Regulation NMS. There is no assurance, however, that Regulation NMS will be implemented in a timely manner or in its current form. Any delay or difficulties that arise in the implementation of Regulation NMS, as well as any amendment to Regulation NMS, could create uncertainty and adversely affect our financial condition and results of operations.

We intend to enter or increase our presence in established trading markets, such as the U.S. options or futures markets or non-U.S. securities markets. Demand and market acceptance for our products and services within these markets will be subject to a high degree of uncertainty and risks and may affect our growth potential.

We intend to enter or increase our presence in certain trading markets, such as the U.S. options and futures markets or non-U.S. securities markets, which already possess established competitors. As a result, demand and market acceptance for our products and services within these markets will be subject to a high degree of uncertainty and risk. If we are unable to enter or increase our presence in these markets and compete successfully, we may not generate sufficient revenues from these products and services.

Our future growth and success may depend in part on our ability to compete with and penetrate the non-U.S. securities markets. However, we may not be successful in competing with or penetrating these markets. Attracting customers in certain countries may be subject to a number of risks, including currency exchange rate risk, difficulties in enforcing agreements or collecting receivables, longer payment cycles, compliance with the laws or regulations of foreign countries, and political and regulatory uncertainties.

The loss of key personnel may adversely affect our business.

We are dependent upon the contributions of our senior management team and other key employees, as well as key staff of NYSE Regulation, for our success. If one or more of these executives, or other key employees, were to cease to be employed by us, we could be adversely affected. In particular, we may have to incur costs to replace senior executive officers or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner.

We may be at greater risk from terrorism than other companies.

Given the NYSE’s position as the world’s largest cash equities market, its prominence in the U.S. and global securities industry, and the concentration of many of its properties and personnel in lower Manhattan, we may be more likely than other companies to be a direct target of, or an indirect casualty of, attacks by terrorists or terrorist organizations.

It is impossible to predict the likelihood or impact of any terrorist attack on the securities industry generally or on our business. In the event of an attack or a threat of an attack, our security measures and contingency plans may be inadequate to prevent significant disruptions in our business, technology or access to the infrastructure necessary to maintain our business. For a discussion of some of our security measures and contingency plans, see “Item 2. Properties—Security Measures and Contingency Plans.” Damage to our facilities due to terrorist attacks may be significantly in excess of any amount of insurance received, or we may not be able to insure against such damage at a reasonable price or at all. The threat of terrorist attacks may also negatively affect our ability to attract and retain employees. In addition, terrorist attacks may cause instability or decreased trading in the securities markets, including trading on exchanges. Any of these events could have a material adverse effect on our business, financial condition and operating results.

We operate in a highly regulated industry, and may be subject to censures, fines and other legal proceedings if we fail to comply with our legal and regulatory obligations.

We operate in a highly regulated industry and are subject to extensive regulation. The securities industry is subject to extensive governmental regulation and could be subject to increased regulatory scrutiny. As a matter of public policy, these regulations are designed to safeguard the integrity of the securities and other financial markets and to protect the interests of investors in those markets. The SEC regulates the U.S. securities exchanges and has broad powers to audit, investigate and enforce compliance with its rules and regulations and impose sanctions for non-compliance. Our ability to comply with applicable laws and rules is largely dependent on our establishment and maintenance of appropriate systems and procedures, as well as our ability to attract and retain qualified personnel.

The SEC is vested with broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit us from engaging in some of our businesses or suspend or revoke the registration of our subsidiaries as national securities exchanges. In the case of actual or alleged noncompliance with regulatory requirements, NYSE Group could be subject to investigations and administrative or judicial proceedings that may result in substantial penalties, including revocation of a subsidiary’s registration as a national securities exchange. In addition, NYSE Regulation’s performance of its regulatory function is subject to SEC oversight and, like NYSE Group, NYSE Regulation could be subject to investigations and administrative or judicial proceedings that may result in substantial penalties. Any such investigation or proceeding, whether successful or unsuccessful, would result in substantial costs and diversions of resources and might also harm our business reputation, any of which may have a material adverse effect on our business, financial condition and operating results.

In addition, there may be a conflict between the self-regulatory responsibilities of certain of our businesses and some of the market participants or customers of our subsidiaries. Any failure by us to diligently and fairly regulate our member organizations or to otherwise fulfill our regulatory obligations could significantly harm our reputation, prompt SEC scrutiny and adversely affect our business.

Damage to our reputation could have a material adverse effect on our businesses.

One of our competitive strengths is our strong reputation and brand name. Our reputation could be harmed in many different ways, including by regulatory governance or technology failures. Damage to our reputation could cause some issuers not to list their securities on our exchanges, as well as reduce the trading volume on our exchanges. This, in turn, may have a material adverse effect on our business, financial condition and operating results.

We will face restrictions with respect to the way in which we conduct certain of our operations, and may experience certain competitive disadvantages if we do not receive SEC approval for new business initiatives or receive them in an untimely manner.

We operate two registered national securities exchanges—the NYSE and NYSE Arca. Pursuant to the Exchange Act, we are responsible for regulating our member organizations through the adoption and enforcement of rules governing the trading activities, business conduct and financial responsibility of our member organizations and individuals associated with them. Changes to our rules are generally subject to the approval of the SEC, which publishes proposed rule changes for public comment. Changes to our certificate of incorporation or bylaws and changes to the certificate of incorporation, bylaws or operating agreement, or rules of certain of our subsidiaries, to the extent that these changes could affect the activities of our exchanges, must also be approved. We may from time to time seek to engage in new business activities, some of which may require changes to our governing rules.

Any delay or denial of a requested approval could cause us to lose business opportunities. Our competitive position could be significantly weakened if our competitors are able to obtain SEC approval for new functionalities faster and with less difficulty than we are, or if approval is not required for our competitors. Competitors that are not registered exchanges are subject to less stringent regulation. In addition, as we seek to expand our product base, we could become subject to the oversight of additional regulatory bodies.

We are required to allocate funds and resources to NYSE Regulation.

We and certain of our subsidiaries are required to allocate significant resources to NYSE Regulation. This dedication of resources may limit our ability to reduce its expense structure.

NYSE Regulation has undertaken the regulatory functions of the NYSE and NYSE Arca, Inc. pursuant to agreements with each entity. NYSE Regulation also has an explicit agreement with NYSE Group, the NYSE and NYSE Market so that adequate funding is provided to NYSE Regulation. Moreover, under the operating agreement of the NYSE, no regulatory fees, fines or penalties collected by NYSE Regulation may be distributed to us or any entity other than NYSE Regulation. The obligations to fund NYSE Regulation under the agreements covering those services could negatively affect the cash available to us, as well as our ability to invest in or pursue other opportunities that may also be beneficial to our stockholders. For a discussion of our regulatory structure and responsibilities, see “Item 1. Business—NYSE Regulation.”

Any conflicts of interest between us and NYSE Regulation may have a material adverse effect on our business.

NYSE Regulation regulates and monitors the activities on our securities exchanges and enforces issuer and member organization compliance with applicable law and the rules of the exchanges. In a 2004 concept release, the SEC noted that there is an inherent conflict that exists within every SRO between its regulatory functions, on the one hand, and its member organizations, market operations, listed issuers, and stockholders, on the other hand. The SEC has also expressed concern about the conflicts of interest that may exist when a for-profit entity owns an SRO. The for-profit entity’s goal of maximizing stockholder value might conflict with the SRO’s self-regulatory responsibilities imposed by the securities laws. For example, the for-profit entity might have an incentive to commit insufficient funds to the regulatory operations of the SRO, or use the disciplinary powers of the SRO to generate revenue for the for-profit entity by disciplining member organizations that operate or participate in competing trading systems. In addition, the regulatory responsibilities imposed by the U.S. securities laws (such as encouraging low-cost trading and competitive markets) may conflict with our profit-oriented goals as a public company. There may be more opportunities for conflicts of interest to arise when SROs regulate listed companies. Additional conflicts of interest arise where a company (such as NYSE Group) lists its securities on the national securities exchange that it owns. The listing of our common stock on the NYSE could potentially create a conflict of interest between the NYSE’s regulatory responsibility to vigorously oversee the listing and trading of securities on the NYSE, on the one hand, and our commercial and economic interest, on the other hand. The SRO’s disciplinary power over NYSE Group’s competitors may also raise questions.

We have implemented structural protections to minimize these potential conflicts of interest. For a discussion of some of these structural protections, see “Item 1. Business—NYSE Regulation—Structure, Organization and Governance of NYSE Regulation.” In addition, on November 28, 2006, NYSE Group and NASD announced the signing of a letter of intent to consolidate their member regulation operations into a new self-regulatory organization that will be the private sector regulator for all securities brokers and dealers doing business with the public in the United States. The letter of intent is nonbinding and is subject to the execution of a definitive agreement. The transaction is expected to close in the second quarter of 2007. Following such consolidation, NYSE Regulation will continue to perform market surveillance and listed company compliance for NYSE and NYSE Arca, Inc.

Specialists will be responsible for effecting certain transactions on the floor of the NYSE. Any failure by specialists to perform their function effectively or to comply with their regulatory obligations may have a material adverse effect on our business and reputation.

Specialists are an important component of the market structure within the NYSE. For example, specialists assist in providing liquidity and minimizing volatility. A deterioration in the performance of specialists, or misconduct by specialists, could damage our reputation and reduce our ability to compete with other securities exchanges for listings and order flow.

The increased use of technology in securities executions also is changing the business models of specialists. Any failure of the specialist to adapt their business models to this changing environment in general, and to the NYSE Hybrid Market SM in particular, would further undermine the differentiation, and therefore the competitive position, of the NYSE.

Market fluctuations and other risks beyond our control could significantly reduce demand for our services and harm our business.

Our revenues and profitability are highly dependent upon the levels of activity on our exchanges, in particular the volume and value of financial instruments traded, the number and market capitalization of listed issuers, the number of new listings, the number of traders in the market and similar factors.

We have no direct control over such variables. Among other things, we are dependent upon the relative attractiveness of the financial instruments traded on our exchanges, and the relative attractiveness of the exchanges as a market on which to trade these financial instruments, as compared to other exchanges and trading platforms. Such variables are in turn influenced by economic, political and market conditions in the United States, Europe and elsewhere in the world that are beyond our control, including:

•	broad trends in business and finance;

•	terrorism and war;

•	concerns over inflation and the level of institutional or retail confidence;

•	changes in government monetary policy and foreign currency exchange rates;

•	the availability of short-term and long-term funding and capital;

•	the availability of alternative investment opportunities;

•	changes in the level of trading activity;

•	changes and volatility in the prices of securities;

•	changes in tax policy;

•	the level and volatility of interest rates;

•	legislative and regulatory changes, including the potential for regulatory arbitrage among U.S. and non-U.S. markets if significant policy differences emerge among markets;

•	the perceived attractiveness of the U.S. capital markets, as well as the costs (e.g., potential class actions); and

•	unforeseen market closures or other disruptions in trading.

General economic conditions affect securities markets in a variety of ways, from determining availability of capital to influencing investor confidence. Poor economic conditions also have an impact on the process of raising capital by reducing the number or size of securities offerings or listings. The economic climate in recent years has been characterized by challenging business and economic conditions. During 2000 through early 2003, the major U.S. market indices experienced severe declines. The weak and uncertain economic climate, together with corporate governance and accounting concerns, contributed to a reduction in corporate transactions and a generally more difficult business environment. In addition, the United States and other countries in which we hope to offer our services have suffered acts of war or terrorism or other armed hostilities. These or similar acts have in the past increased or prolonged, and may in the future increase or prolong, negative economic conditions. Adverse changes in the economy or the outlook for the securities industry can have a negative impact on our revenues through declines in trading volume, new listings and demand for market data. Generally adverse economic conditions may also have a disproportionate effect on our business. Because our infrastructure and overhead will be based on assumptions of certain levels of market activity, significant declines in trading volumes, new listings or demand for market data may have a material adverse effect on our business, financial condition and operating results.

A significant portion of our revenues will depend, either directly or indirectly, on our transaction-based business, which, in turn, is dependent on our ability to attract and maintain order flow, both in absolute terms and relative to other market centers. If the amount of trading volume on the NYSE or NYSE Arca decreases, our revenue from transaction fees will decrease. There may also be a reduction in revenue from market data fees. If our share of total trading volume decreases relative to our competitors, we may be less attractive to market participants as a source of liquidity and may lose additional trading volume and associated transaction fees and market data fees as a result. In addition, declines in our share of trading volume could adversely affect the growth, viability and importance of various of our market information products, which will constitute an important portion of our revenues.

We also expect to generate a significant portion of our revenues from listing fees. Among the factors affecting companies’ decision to go public and/or list their shares on U.S. markets are general economic conditions, industry-specific circumstances, capital market trends, mergers and acquisitions environment and regulatory requirements. The extent to which these and other factors cause companies to remain privately owned or decide not to list their shares in the United States may have a material adverse effect on our business, financial condition and operating results.

The financial services industry and, particularly, the securities transactions business are dynamic, uncertain and highly competitive environments. Accordingly, we expect exchange consolidation and member organization consolidation to persist in the future. This environment has led to business failures and has encouraged the introduction of alternative trading venues with varying market structures and new business models. Well-capitalized competitors from outside the United States may seek to expand their operations in the U.S. market. In addition, the financial services industry is subject to extensive regulation, which may change dramatically in ways that affect industry market structure. If we are unable to adjust in a timely manner to structural changes within our markets, technological and financial innovation, and other competitive factors, our business will suffer.

Insufficient systems capacity or systems failure could harm our business.

Our business depends on the performance and reliability of the computer and communications systems supporting it. In particular, heavy use of our platforms and order routing systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. Our system capacity requirements could grow significantly in the future as the result of a variety of factors, including the implementation of the NYSE Hybrid MarketSM, and NYSE Arca’s anticipated expansion of its options trading activities. If our systems cannot be expanded to handle increased demand, or otherwise fail to perform, we could experience disruptions in service, slower response times, delays in introducing new products and services and loss of revenues. In addition, our trading activities may be negatively affected by system failures of other trading systems, as a result of which we may be required to suspend trading activity in particular stocks or, in the case of NYSE Arca, cancel previously executed trades under certain circumstances.

If our systems cannot be expanded to handle increased demand, or otherwise fail to perform, we could experience disruptions in service, slower response times, delays in introducing new products and services and loss of revenues. In addition, our trading activities may be negatively affected by system failures of other trading systems, as a result of which it may be required to suspend trading activity in particular stocks or, in the case of NYSE Arca, cancel previously executed trades under certain circumstances.

Failure to maintain systems or to ensure sufficient capacity may also result in a temporary disruption of our regulatory and reporting functions. These consequences, in turn, could result in lower trading volumes, financial losses, decreased customer service and satisfaction, litigation or customer claims, or regulatory sanctions.

We have experienced systems failures in the past. It is possible that we will experience systems failures in the future, or periods of insufficient systems capacity or network bandwidth, power or telecommunications failure, acts of God or war, terrorism, human error, natural disasters, fire, power loss, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism or similar events. Any system failure that causes an interruption in service or decreases the responsiveness of our service could impair our reputation and negatively impact our revenues. We also rely on third parties for systems support. Any interruption in these third-party services or deterioration in the performance of these services could also be disruptive to our business (and the NYSE Hybrid Market SM, in particular) and have a material adverse effect on our business, financial condition and operating results.

Our networks and those of our third-party service providers may be vulnerable to security risks, which could result in wrongful use of our information or cause interruptions in our operations that cause us to lose trading volume and result in significant liabilities. We will also incur significant expense to protect our systems.

The secure transmission of confidential information over public networks is a critical element of our operations. Our networks and those of our third-party service providers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully access and use our information or cause interruptions or malfunctions in our operations. Any of these events could cause us to lose trading volume. We will be required to expend significant further resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by breaches. Our security measures are costly, and may prove to be inadequate and result in system failures and delays that could cause us to lose business.

Any failure by us to protect our intellectual property rights, or allegations that we have infringed the intellectual property rights of others, could adversely affect our business.

We own the rights to a number of trademarks, service marks, trade names, copyrights and patents used in our businesses. To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, customers, strategic investors and others. The protective steps taken may be inadequate to deter misappropriation of proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Failure to protect our intellectual property adequately could harm our reputation and affect our ability to compete effectively. Further, defending our intellectual property rights may require significant financial and managerial resources, the expenditure of which may have a material adverse effect on our business, financial condition and operating results.

In the future we may be subject to intellectual property rights claims, which may be costly to defend, could require the payment of damages and could limit our ability to use certain technologies. Some of our competitors currently own patents and have actively been filing patent applications in recent years, some of which may relate to our trading platforms and business processes. As a result, we could in the future face allegations that we have infringed or otherwise violated the intellectual property rights of third parties. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. Successful challenges against us could require us to modify or discontinue our use of technology where such use is found to infringe or violate the rights of others, or require us to obtain licenses from third parties at material cost. For a discussion of litigation involving our intellectual property, see Item 3. Legal Proceedings.

We are subject to significant litigation risk and potential securities law liability.

Many aspects of our business involve substantial liability risks. These risks include, among others, potential liability from disputes over terms of a trade or from claims that a system or operational failure or delay caused monetary losses to a customer, that we entered into an unauthorized transaction or that we provided materially false or misleading statements in connection with a transaction. Dissatisfied customers frequently make claims against their service providers regarding quality of trade execution, improperly settled trades, mismanagement or even fraud. We could be exposed to substantial liability under federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC. We could incur significant legal expenses defending claims, even those without merit. In addition, an adverse resolution of any future lawsuit or claim against us may have a material adverse effect on our business, financial condition and operating results. For a discussion of certain legal claims against us, see “Item 3. Legal Proceedings.”

Provisions of our organizational documents and Delaware law may delay or deter a change of control of NYSE Group.

Our organizational documents contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals for, NYSE Group that a stockholder might consider favorable. These include provisions:

•	vesting our board of directors with sole power to set the number of directors;

•	limiting the persons that may call special stockholders’ meetings;

•	limiting stockholder action by written consent; and

•	requiring supermajority stockholder approval with respect to certain amendments to our certificate of incorporation and bylaws.

In addition, our organizational documents include provisions that:

•

restrict any person (either alone or together with its related persons) from voting or causing the voting of shares of stock representing more than 10% of our outstanding voting capital stock (including as a result of any agreement by any other persons not to vote shares of stock); and

•

restrict any person (either alone or together with its related persons) from beneficially owning shares of stock representing more than 20% of the outstanding shares of any class or series of our capital stock.

Furthermore, our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of these shares without stockholder approval. Any series of NYSE Group preferred stock is likely to be senior to NYSE Group common stock with respect to dividends and liquidation rights. The ability of our board of directors to issue preferred stock also could have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of the common stock.

In addition, Delaware law makes it difficult for stockholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors’ wishes. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation may not engage in any merger or other business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder except in limited circumstances, including by approval of the corporation’s board of directors.

If we are unable to favorably assess the effectiveness of our internal controls over financial reporting, or if our Independent Registered Public Accounting Firm is unable to provide an unqualified attestation report on our assessment, our stock price could be adversely affected.

Pursuant to Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, in connection with our annual report on Form 10-K for the fiscal year ending December 31, 2007, our management will be required to certify to and report on, and our Independent Registered Public Accounting Firm will be required to attest to, the effectiveness of our internal controls over financial reporting as of December 31, 2007. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are new and complex, and require significant documentation, testing and possible remediation. We currently are in the process of reviewing, documenting and testing our internal controls over financial reporting. The continuing effort to comply with regulatory requirements relating to internal controls will likely cause us to incur increased expenses and diversion of management’s time and other internal resources. We also may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting. In addition, in connection with the attestation process by our Independent Registered Public Accounting Firm, we may encounter problems or delays in completing the implementation of any requested improvements or receiving a favorable attestation. If we cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our Independent Registered Public Accounting Firm is unable to provide an unqualified attestation report on our assessment, investor confidence and the stock price of our common stock could be adversely affected.

Risks Relating to Our Combination with Euronext

NYSE Euronext may not be able to successfully integrate the businesses and operations of NYSE Group and Euronext in a timely fashion or at all.

NYSE Group and Euronext operate as independent companies, and will continue to do so until the completion of the combination, which is expected on or around April 4, 2007. Following the combination, the exchanges of NYSE Group and Euronext will have autonomy in respect of day-to-day operating decisions. NYSE Euronext expects that this approach will ease some of the challenges of integration. Nonetheless, NYSE Euronext expects to integrate certain of the management and technological functions of NYSE Group and Euronext. NYSE Euronext management may face significant challenges in integrating the two companies’ technologies, organizations, procedures, policies and operations, as well as in addressing differences in the business cultures of the two companies, and retaining key NYSE Group and Euronext personnel. The integration process may prove to be complex and time consuming and require substantial resources and effort. It may also disrupt each company’s ongoing businesses, which may adversely affect NYSE Euronext’s relationships with market participants, employees, regulators and others with whom NYSE Group and Euronext have business or other dealings.

The merger between the NYSE and Archipelago, which was completed on March 7, 2006, may add further challenges and complexity. NYSE Group is currently in the process of integrating the businesses of the NYSE and Archipelago, and this process is not expected to be completed before the completion of the combination. In addition, on November 1, 2006, NYSE Group purchased AMEX’s interest in SIAC for approximately $40.3 million. Prior to that date, the NYSE owned only two-thirds of SIAC. As a result, NYSE Euronext’s management may have to integrate the businesses of the NYSE, Archipelago, SIAC and Euronext simultaneously, which may be difficult. If NYSE Euronext fails to manage the integration of these businesses effectively, its growth strategy and future profitability could be negatively affected, and it may fail to achieve the anticipated benefits of the combination. In addition, difficulties in integrating these businesses could harm NYSE Euronext’s reputation.

The combined company may fail to realize the anticipated cost savings, growth opportunities and synergies and other benefits anticipated from the combination.

The success of the combination will depend, in part, on NYSE Euronext’s ability to realize anticipated cost savings, revenue synergies and growth opportunities from combining the businesses of NYSE Group and Euronext. NYSE Euronext expects to benefit from operational synergies resulting from the consolidation of capabilities and elimination of redundancies as well as greater efficiencies from increased scale, market integration and automation. Specifically, NYSE Group and Euronext expect that the combined company will achieve cost savings of approximately $275 million annually within three years after the combination (with approximately $55 million of these cost savings achieved by the end of the first year, $125 million by the end of the second year and the full $275 million by the end of the third year). Of this amount, an estimated $250 million is expected to result from the overall rationalization of the combined company’s information technology systems and platforms, driven by the high level of compatibility among the current technology platforms maintained by NYSE Group and Euronext, and the remaining $25 million is expected to result from the rationalization of non-information technology related activities, including the integration of corporate support functions such as finance, and the streamlining of marketing and other corporate costs such as insurance, occupancy and professional services.

NYSE Group and Euronext also expect that the combination will create approximately $100 million in incremental revenues annually within three years after the combination. Of this amount, approximately $35 million is expected to be generated from cash equities trading, $45 million is expected to be generated from derivatives and the remaining $20 million is expected to be generated from listing fees.

There is a risk, however, that the businesses of NYSE Group and Euronext may not be combined in a manner that permits these costs savings and revenue synergies to be realized in the time currently expected, or at all. For example, the completion of the combination or the post-closing reorganization may be delayed, challenged by parties opposing the completion of the combination or the post-closing reorganization or not possible at all. This may limit or delay the NYSE Euronext management’s ability to integrate the two companies’ technologies, organizations, procedures, policies and operations. In addition, a variety of factors, including but not limited to wage inflation, currency fluctuations, and difficulty integrating technology platforms, may adversely affect NYSE Euronext’s anticipated cost savings and revenues. Also, the combined company must achieve its anticipated cost savings without adversely affecting its revenues. If NYSE Euronext is not able to successfully achieve these objectives, the anticipated benefits of the combination may not be realized fully, or at all, or may take longer to realize than expected.

If the combination is successful, NYSE Euronext and NYSE Group will incur a substantial amount of debt to finance the cash portion of the consideration for the Euronext shares to be acquired, which could restrict its ability to engage in additional transactions or incur additional indebtedness.

In connection with the exchange offer, NYSE Euronext, as the borrower, and NYSE Group, as the guarantor (until completion of the merger), entered into a €2.5 billion revolving credit bridge facility, on January 5, 2007. NYSE Euronext may only borrow amounts under this bridge facility agreement to fund the cash portion of the consideration being offered to Euronext shareholders in the exchange offer. NYSE Euronext, with NYSE Group as guarantor (until completion of the combination), also intends to enter into a $3.0 billion syndicated revolving credit facility, which is expected to be used primarily as a backstop for a global commercial paper program. The proceeds from the global commercial paper program will be used for general corporate purposes, including repayment of amounts borrowed under the bridge facility and/or the syndicated revolving credit facility. The bridge facility includes and the syndicated revolving credit facility is expected to include terms and conditions customary for agreements of this type, which may restrict NYSE Euronext’s ability to engage in additional transactions or incur additional indebtedness.

There will be material differences between the current rights of NYSE Group stockholders and Euronext shareholders and the rights they can expect to have as NYSE Euronext stockholders.

NYSE Group stockholders and Euronext shareholders that receive NYSE Euronext common stock in the combination will become NYSE Euronext stockholders, and their rights as stockholders will be governed by the NYSE Euronext certificate of incorporation and bylaws and by Delaware law. As a result, there will be material differences between the current rights of NYSE Group stockholders and Euronext shareholders and the rights they can expect to have as NYSE Euronext stockholders. For example, there is no current domicile requirement for directors of NYSE Group or Euronext. After the combination, the NYSE Euronext bylaws will provide that the NYSE Euronext board of directors will either be composed of: (1) an even number of U.S. domiciliaries and European domiciliaries or (2) the smallest possible majority of U.S. domiciliaries and the largest possible minority of European domiciliaries (the initial NYSE Euronext board of directors will contain an even number of U.S. domiciliaries and European domiciliaries, and this parity will be maintained unless the nominating and governance committee and the board of directors of NYSE Euronext, both equally composed of U.S. domiciliaries and European domiciliaries, decide otherwise or unless the NYSE Euronext bylaws are amended by a supermajority vote). In addition, the bylaws will provide that the nominating and governance committee of the NYSE Euronext board of directors will be composed of an equal number of individuals who are U.S. domiciliaries and European domiciliaries. Furthermore, the bylaws will provide that the positions of chairman of the board of directors and chief executive officer of NYSE Euronext will be filled by one person who is a U.S. domiciliary and one person who is a European domiciliary. For purposes of these provisions, “Europe” means (1) any and all of the jurisdictions in which Euronext or any of its subsidiaries operates a European regulated market; (2) any member state of the European Economic Area as of the effective time of the combination and any state that becomes a member of the European Economic Area after the effective time of the combination; and (3) Switzerland (with “European” having a correlative meaning). These requirements cannot be changed unless approved by a resolution adopted by two-thirds of the directors then in office or a shareholder vote of 80% of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of NYSE Euronext entitled to vote generally in the election of directors.

Another difference will be the voting and ownership limitations on NYSE Euronext common stock. The NYSE Euronext certificate of incorporation will contain provisions prohibiting any person, acting either alone or together with its related persons (as defined in the NYSE Euronext certificate of incorporation), from voting more than 10% of the then outstanding votes entitled to be cast on any matter, acquiring the ability to vote more than 10% of the then outstanding votes entitled to be cast on any matter by virtue of agreements entered into by other persons not to vote shares of NYSE Euronext capital stock, or beneficially owning shares of stock of NYSE Euronext representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter unless (1) the NYSE Euronext board resolves to expressly permit such voting or ownership in accordance with the standard for approving such voting or ownership set forth in the NYSE Euronext certificate of incorporation and (2) such resolution has been approved by the relevant European regulators and the SEC. These limitations are similar to the voting and ownership limitations currently imposed on NYSE Group common stock.

Euronext shareholders are currently subject to a different voting and ownership limitation. Pursuant to section 26a of the Dutch Act on the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995), a Euronext shareholder must obtain a declaration of no objection of the Dutch Minister of Finance in order to hold, directly or indirectly an interest of more than 10% of the outstanding capital or voting rights in Euronext. Similar restrictions also apply with respect to indirect ownership of qualifying interests or specific percentages of voting rights in certain regulated subsidiaries of Euronext.

NYSE Group stockholders and Euronext shareholders will have a reduced ownership and voting interest after the combination and will exercise less influence over management.

After the completion of the combination, NYSE Group stockholders and Euronext shareholders will own a smaller percentage of NYSE Euronext than they currently own of NYSE Group and Euronext, respectively. Upon completion of the combination, and assuming that all of the outstanding Euronext shares are validly tendered in the exchange offer and not withdrawn, former NYSE Group stockholders and former Euronext shareholders will own approximately 59% and 41%, respectively, of the outstanding common stock of NYSE Euronext immediately after the combination. Consequently, NYSE Group stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in NYSE Group, and Euronext shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Euronext.